EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                           AND FULLY DILUTED BASES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries

                                        Three Months            Nine Months
                                     Ended September 30,    Ended September 30,
                                       1995        1994       1995     1994
                                     ----------------------------------------

                               (Dollars in millions except per share data)
                                         (Shares in thousands)

    PRIMARY:

     Net income                       $1,228.0     $318.7  $1,948.3    $996.0

     Average number of common
     shares outstanding                286,537    289,070   288,294   289,247

     Add incremental shares:
      Stock plans and contingent         4,227      2,086     3,911     2,049
     payments

     Adjusted average shares           290,764    291,156   292,205   291,296

     Primary earnings per share          $4.22      $1.09     $6.67     $3.42

     FULLY DILUTED:
     Net income                       $1,228.0     $318.7  $1,948.3    $996.0

     Average number of common
     shares outsanding                 286,537    289,070   288,294   289,247

     Add incremental shares:
        Stock plans and
     contingent payments                 5,248      2,722     5,942     2,745

     Adjusted average shares           291,785    291,792   294,236   291,992

     Fully diluted earnings
        per share                        $4.21      $1.09     $6.62     $3.41


     Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.